Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Nos. 333-171739, 333-198706, 333-250207 and 333-258081) on Form S-8 and in the Registration Statement (No. 333-282133) on Form F-3 of our report dated January 30, 2025, with respect to the consolidated financial statements of Novartis AG and the effectiveness of internal control over financial reporting.

/s/ KPMG AG
Basel, Switzerland
January 31, 2025